UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2006

NAVISTAR INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-9618	36-3359573
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

4201 Winfield Road, P.O. Box 1488, Warrenville, Illinois	60555
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (630) 753-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 2.03        CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On March 7, 2006, Navistar International Corporation (the “company”) borrowed an aggregate principal amount of $545,187,647 under its new 3-year senior unsecured term loan facility in the aggregate principal amount of $1,500,000,000 (the "loan facility"). The loan facility was arranged by Credit Suisse and included Banc of America Securities, Banc of America Bridge, Citigroup Corporate and Investment Banking and J.P. Morgan Chase Bank. The loan facility is guarantied by International Truck and Engine Corporation, the principal operating subsidiary of the company.

This borrowing under the loan facility accrues interest at a rate equal to an adjusted LIBOR rate plus a spread. The spread, which is based on the company’s credit ratings in effect from time to time, ranges from 475 basis points to 725 basis points and will increase by an additional 50 basis points at the end of the twelve-month period following the date of the first borrowing and by an additional 25 basis points at the end of each subsequent six-month period and is subject to further increases under certain other circumstances.

The proceeds of this borrowing were used to repurchase $275.654 million of the company’s outstanding $393 million 9.375% senior notes due 2006 and $234.374 million of the company’s outstanding $250 million 7.5% senior notes due 2011 pursuant to the company's previously announced consent solicitations and tender offers for its senior notes, to repurchase $7.175 million of the 9.375% senior notes due 2006 held by an affiliate of the company and to pay certain fees incurred in connection with the loan facility and the repurchase of such senior notes.

ITEM 3.03.	MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS

On March 7, 2006, Navistar International Corporation (the “company”) executed supplemental indentures (collectively, the “supplemental indentures”) relating to its 9.375% senior notes due 2006 and 7.5% senior notes due 2011 (collectively, the “senior notes”). The supplemental indentures, among other things, waived any and all defaults and events of default existing under the senior notes indentures, eliminated substantially all of the material restrictive covenants, specified affirmative covenants and certain events of default and related provisions in the senior notes indentures and rescinded any and all prior notices of default and/or acceleration delivered to the company pursuant to the senior notes indentures.

ITEM 8.01.	OTHER EVENTS

On March 2, 2006, Navistar Financial Corporation (“NFC”), the captive finance subsidiary of Navistar International Corporation (the “company”), received a Second Waiver and Consent (the “Waiver”) from the participants in its $1.2 billion Amended and Restated Credit Agreement dated as of July 1, 2005. The Waiver was designed to provide additional surety around NFC’s capital structure. This Waiver extends through January 31, 2007, the previous waiver which covered a default or event of default created by NFC’s and the company’s failure to meet the filing requirements of Sections 13 and 15 of the Exchange Act of 1934, as amended, when the Annual Report on Form 10-K for 2005 was not filed with the Securities and Exchange Commission (the “SEC”).

The Waiver also covers a default related to the right, if any, of the holders of the company’s long-term debt to accelerate payment of such debt because of the late filing of required SEC reports. In the event that the holders of any series of the company’s long-term debt files a valid notice of acceleration, the waiver provides five business days for the company to pay such accelerated indebtedness. The waiver of default with respect to the right to accelerate or notice of acceleration is predicated on the company having funds available to it under its $1.5 billion senior unsecured term loan facility mentioned above. The Waiver expires the earlier of (i) January 31, 2007 or (ii) the date on which NFC and the company shall have timely filed a report on Form 10-K or 10-Q after March 2, 2006.

In addition, on March 7, 2006, the company issued a press release, which is attached as Exhibit 99.1 to this Report and incorporated by reference herein.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

The following Exhibits are deemed to be filed under the Securities Exchange Act of 1934, as amended.

(d)	Exhibits

	Exhibit No.	Description	Page

4.38

Fourth Supplement, dated as of March 6, 2006, to Indenture by and among Navistar International Corporation, International       Truck and Engine Corporation and BNY Midwest Trust Company, as Trustee, for 9 3/8% Senior Notes due 2006 for $400,000,000.

E-1

4.39

Second Supplement, dated as of March 6, 2006, to Indenture by and among Navistar International Corporation, International Truck and Engine Corporation and BNY Midwest Trust Company, as Trustee, for 7 1/2% Senior Notes due 2011 for $250,000,000.

E-2

	99.1	Press Release dated March 7, 2006	E-3

Forward-looking information

Information provided and statements made that are not purely historical are forward -looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this report and we assume no obligation to update the information included in this report, whether as a result of new information, future events or otherwise. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions which could have a material adverse effect on the company’s liquidity position and financial condition. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many other factors that could cause actual results to differ materially from those in the forward-looking statements.  For a further description of these and other factors, see Exhibit 99.1 to our Form 10-K for the fiscal year ended October 31, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVISTAR INTERNATIONAL CORPORATION
Registrant

Date: March 8, 2006	/s/Robert C. Lannert
Robert C. Lannert Vice Chairman and Chief Financial Officer